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                                                                   Exhibit 10.14

February 27, 2003

Mr. Sam Bass

Dear Sam:

On behalf of Ixia ("Ixia" or the "Company"), I am pleased to offer you employment as Executive Vice President, Operations, on the terms and conditions set forth in this letter. As Executive Vice President, Operations, you will report directly to Errol Ginsberg, President and Chief Executive Officer of Ixia. You will be principally responsible for Information Services (Database, networks, MRP system), Technical Support and Training, Manufacturing Operations and Purchasing, Product QA and general assistance in other business areas when needed, such as the streamlining of order entry through shipping process. The Company's Chief Executive Officer and/or Board of Directors may delegate other duties and responsibilities to you from time to time, such as participation in future acquisitions of companies or technology. You may choose your employment start date as long as it is on or before March 17, 2003. By accepting this offer of employment, you agree that you will resign as a member of the Ixia Board of Directors effective on your employment start date.

You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.

Your starting annual base salary will be $200,000 payable in accordance with Ixia's payroll policies as in effect from time to time. You will be entitled to take three weeks personal time annually. You will receive applicable benefits, including health, dental, long-term disability and life insurance, as are generally provided to Ixia's executive officers. You will be offered the opportunity to participate in Ixia's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans. You will be covered by Ixia's Officer Severance Plan (a copy of which has been enclosed herewith).

As part of your compensation package, I will recommend to the Company's Compensation Committee that it grants you within 30 days following the commencement of your employment with the Company, a stock option (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory stock options under the Company's stock option plan (the "Plan"), to purchase 350,000 shares of Ixia Common Stock at an exercise price equal to the closing sales price of Ixia's Common Stock on the date of the option grant (the "Option"). Your Option will vest and become exercisable with respect to 87,500 shares after completion of one year of employment with the Company following the date of the Option grant, and the remaining 262,500 shares subject to your Option will vest and become exercisable, cumulatively, in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the one-year anniversary of the date of the Option grant, as long as you remain an employee of the Company. Each installment will be exercisable for a period of two years following its vesting. To the extent that such installment is not exercised during such two-year period, the Option will terminate. In addition to the foregoing principal terms, your Option will be subject to the terms and provisions of the Plan and your Stock Option Agreement, which will include such other terms and conditions that are customarily included in options granted to employees of the Company.

By signing the enclosed copy of this letter, you represent and warrant to Ixia that you are not currently subject to any express or implied contractual obligations to any of your former employers under any confidentiality, noncompetition or other agreements or understandings, except for any such agreements of which you have, prior to the date of your execution of this letter, furnished copies to me.

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As a condition of commencing your employment with Ixia, you will be required and agree to sign Ixia's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which is enclosed herewith). In addition, due to immigration law requirements, it will be necessary for you to complete an Employee Eligibility Form (I-9). In connection therewith, we will need two forms of identification (e.g., valid driver's license, original social security card, birth certificate and/or passport).

As with every Ixia employee, you reserve the right to terminate your employment at any time, and we reserve the right in our discretion to terminate your employment with immediate effect, for any reason or no reason, and without any liability for compensation or damages. We hope, however, that this will be a long and mutually beneficial relationship.

This letter contains our entire understanding with respect to your employment with Ixia and supersedes all prior or contemporaneous representations, promises, discussions or agreements with respect to the subject matter hereof, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person affiliated with, Ixia or any actual or perceived agent thereof. Ixia reserves the right to make reasonable minor changes to the terms and conditions of employment of all its employees (including you); such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented or waived only by a writing specifically identifying this letter and signed by the Chief Executive Officer of Ixia and you. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience.

This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of California.

Sam, we look forward to working with you and believe that you can make a very significant, positive contribution to the success of Ixia. Our Company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the team!

Please acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter where indicated below and returning such signed copy to me for receipt no later than March 3, 2003.
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                                           Sincerely,

                                           /s/ Errol Ginsberg

                                           Errol Ginsberg

                                           President and Chief Executive Officer

Acknowledged and Accepted:                 Start Date:               March 10, 2003
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 /s/ Robert W. Bass                        Date:                      March 4, 2003
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